Exhibit 10.99

MELLON FINANCIAL CORPORATION

LONG TERM PROFIT INCENTIVE PLAN (2004)

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, made this 20th day of February, 2007, by and between Mellon Financial Corporation (the “Corporation”), having its principal place of business in the Commonwealth of Pennsylvania,

and

«Name», a key employee (“Grantee”) of the Corporation

WITNESSETH THAT:

WHEREAS, Grantee is now employed by the Corporation (“Corporation”, when used herein with reference to employment of Grantee, shall include any Affiliate of the Corporation as defined in the Plan) as a key employee; and

WHEREAS, the Corporation has adopted the Long Term Profit Incentive Plan (2004) (the “Plan”) under which the Corporation may grant to key employees of the Corporation shares of common stock, par value $.50 per share, of the Corporation (the “Stock”) subject to restrictions set forth in the Plan and in this Agreement; and

WHEREAS, the Corporation desires to grant «ShareAmt» shares of Stock to Grantee.

NOW THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound, the parties hereto hereby agree with each other as follows:

SECTION 1: Stock Award

1.1 Subject to the terms and conditions set forth herein and to the terms of the Plan, and in order to provide an additional incentive for Grantee, as a key employee, to work for the long-range success of the Corporation, the Corporation hereby awards to Grantee the number of shares of Stock stated above, subject to adjustment as provided in Section 10.7 of the Plan.

SECTION 2: Restrictions on Transfer

2.1 No shares of Stock awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition” of shares) by Grantee until such time as this restriction lapses with respect to such shares pursuant to Sections 3.1, 3.2 or 3.3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any shares of Stock as to which restrictions on Disposition shall at such time be in effect.

2.2 Grantee agrees that a restrictive legend in substantially the following form may be placed on the certificate representing the shares of Stock awarded hereunder:

“The sale, transfer, assignment, pledge or other disposition of the shares represented by this certificate is subject to the restrictions set forth in the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) and in the Restricted Stock Agreement executed thereunder dated as of February 20, 2007, copies of each of which are available for inspection at the principal office of Mellon Financial Corporation. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Agreement.”

2.3 Grantee hereby authorizes the Corporation or its agents to retain custody of the certificates representing the Stock awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any shares lapse, the Corporation will cause to be delivered to Grantee (which delivery may be by the Corporation’s interoffice mail or by the U.S. mail at the last address for Grantee then indicated in the Corporation’s records) certificates for such shares registered in the name of Grantee with the restrictive legend described in Section 2.2 hereof removed, or credit such shares to a book-entry account in Grantee’s name. As soon as practicable after the signing of this Agreement, Grantee shall deliver to the Corporation’s Executive Compensation area (AIM No. 151-0722), a signed copy of this Agreement.

2.4 Grantee understands that the transfer agent for the Stock will be instructed to effect transfers of the shares of Stock awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 3: Lapse of Restrictions and Forfeiture of Shares

3.1 If Grantee remains continuously employed by the Corporation through the close of business on February 20, 2010, the restrictions on Disposition of the Stock set forth in Section 2.1 hereof shall lapse in full on such date and Grantee shall receive the shares of Stock free of such restrictions on Disposition.

3.2 Notwithstanding Section 3.1 hereof, the restrictions on Disposition of the Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of Grantee’s active employment with the Corporation prior to the close of business on February 20, 2010, if such termination is by reason of (i) Grantee’s death, (ii) Grantee’s disability (covered by a long-term disability plan of the Corporation or an Affiliate then in effect), (iii) Grantee’s termination on or after age 55 with five years of credited employment with the Corporation, (iv) a displacement, as determined in accordance with the Corporation’s Employee Displacement Program, or a termination providing transition/separation pay, or (v) sale of a business unit or subsidiary of the Corporation by which Grantee is employed.

3.3 Notwithstanding Section 8.5 of the Plan, all restrictions on Disposition of the Stock shall not lapse immediately upon the occurrence of a Change in Control Event, as defined in Section 2.4 of the Plan; provided, however, and notwithstanding Section 3.1 hereof, the restrictions on Disposition of the Stock set forth in Section 2.1 hereof shall lapse immediately if Grantee’s employment is terminated by the Corporation without “Cause,” as defined in Section

4.6(d) of the Plan, within three years after the occurrence of a “Change in Control Event”, as defined in Section 2.4 of the Plan.

3.4 Upon the effective date of a termination of Grantee’s employment with the Corporation for any reason not specified in Section 3.2 or Section 3.3 hereof, all shares of Stock then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. For purposes of the immediately preceding sentence, the effective date of Grantee’s termination shall be the date upon which Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

SECTION 4: Miscellaneous

4.1 Notwithstanding any other provision of this Agreement, Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Stock awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination by the Compensation and Management Succession Committee of the Board of Directors of the Corporation (the “Committee”) with respect to the need for any action in order to achieve such compliance with laws or regulations shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Stock under the Plan, the lapsing of restrictions thereon or the delivery of certificates therefore to comply with any law or regulation in effect from time to time.

4.2 Grantee shall be advised by the Corporation or an Affiliate as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld by the Corporation or such Affiliate on the compensation income resulting from the award of, or lapse of restrictions on, the Stock. Grantee shall pay any taxes required to be withheld directly to the Corporation or any Affiliate in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Stock otherwise deliverable to Grantee or by delivering to the Corporation shares of its Stock having a Fair Market Value, as defined in Section 2.11 of the Plan, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied and, further provided, that except as otherwise permitted by the Corporation’s Human Resources Department no shares may be delivered in payment of such withholding taxes unless such shares, or an equivalent number of shares of Stock, shall have been held by Grantee for at least six months prior to such delivery. Grantee understands that no shares of Stock shall be delivered to Grantee, notwithstanding the lapse of the restrictions thereon, unless and until Grantee shall have satisfied any obligation for withholding taxes with respect thereto as provided herein.

4.3 Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

4.4 Nothing herein shall be construed as giving Grantee any right to be retained in the employ of the Corporation or affect any right which the Corporation may have to terminate the employment of such Grantee.

4.5 Except as otherwise specifically provided in Section 3.3 hereof, this Agreement is subject in all respects to the terms of the Plan, as amended and interpreted from time to time by the Committee; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without the written consent of Grantee, adversely affect the rights of Grantee with respect to the Stock. Except as otherwise specifically provided in Section 3.3 hereof, should there be any inconsistency between the provisions of this Agreement and the terms and conditions of the Plan, the provisions in the Plan shall govern. Grantee may obtain a copy of the Plan by writing or calling the Executive Compensation Division of the Corporation’s Human Resources Department in Pittsburgh, Pennsylvania.

4.6 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MELLON FINANCIAL CORPORATION

By:
Chairman, President & Chief Executive Officer

GRANTEE

                    , 2007